                                                                    EXHIBIT 12-1

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                               Actual
                                              -------------------------------------------------------------------
                                              Nine months ended
                                                September 30,                 Year ended December 31,
                                              -----------------    ----------------------------------------------
                                               2001       2000      2000      1999      1998      1997      1996
                                              ------     ------    ------    ------    ------    ------    ------
Income from continuing operations before
income taxes and accounting change:           $  485     $  756    $  975    $  747    $  309    $  512    $  478
                                              ------     ------    ------    ------    ------    ------    ------
Plus Fixed Charges:
  Interest on all Indebtedness.                  269        135       175       224       232       257       270

  Amortization of debt expense:                   22          9        13        13        14        15        24

  Portion of rental expenses on
  operating leases deemed to be
  representative of the interest factor:          41         31        41        32        32        33        25

  Preferred stock dividend
  requirements of consolidated
  subsidiaries:*                                  20          -         -         -         -         -         -
                                              ------     ------    ------    ------    ------    ------    ------

Total Fixed Charges:                             352        175       229       269       278       305       319
                                              ------     ------    ------    ------    ------    ------    ------
Less Preferred stock dividend:                   (20)         -         -         -         -         -         -

Earnings:                                     $  817     $  931    $1,204    $1,016    $  587    $  817    $  797
                                              ------     ------    ------    ------    ------    ------    ------
  Fixed Charges Ratio:                          2.32       5.32      5.26      3.78      2.11      2.68      2.50
                                              ------     ------    ------    ------    ------    ------    ------


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* Required preferred stock dividend divided by 1 minus the statutory tax rate of
35%. See instructions to Item 503(d) of Regulation S-K.

The ratios of earnings to fixed charges should be read in conjunction with the Northrop Grumman Corporation financial statements and other financial data included or incorporated by reference in this registration statement.